UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Tekla Life Sciences Investors
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

BEFORE YOU VOTE –

IMPORTANT INFORMATION REGARDING THE ENCLOSED BALLOT!

To vote your shares

ALONG WITH the recommendations of the Board of Trustees

of Tekla Life Sciences Investors (“HQL”)

your ballot must look like this:

	PROPOSALS	FOR ALL	WITHHOLD ALL
1.	Election of Trustees – 1.1 – Rakesh K. Jain, Ph.D. 1.2 – Thomas M. Kent, CPA

		FOR	AGAINST	ABSTAIN

2.	The ratification or rejection of the selection of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2022;
3.	Shareholder Proposal

For questions about the proposals or how to vote your shares please contact Okapi Partners toll-free at 877-279-2311.

PLEASE TAKE A MOMENT TO VOTE TODAY!!!

TEKLA LIFE SCIENCES INVESTORS

We want to make you aware that your clients that hold shares in the Tekla Life Sciences Investors (the “Fund”) as of the record date of April 13, 2022, have received proxy materials regarding the Annual Meeting of Shareholders slated for June 9, 2022.

The materials include a proxy statement with detailed information about several proposals and a proxy card that shareholders can sign and return in a postage paid envelope. The materials will also provide instructions on how shareholders can vote by telephone or through the Internet. You can access the materials by visiting www.proxy-direct.com/TKL-32606. Shareholders will be asked to vote on the following proposals.

The Board of Trustees of the Fund recommends that shareholders vote FOR the election of all nominees for election as Trustees, FOR the selection of Deloitte & Touche LLP as the independent registered accountants of the Fund and AGAINST the shareholder proposal.

Proposal Summary	RECOMMENDED VOTE
		FOR ALL	WITHHOLD ALL
1.	Election of Trustees – 1.1 – Rakesh K. Jain, Ph.D. 1.2 – Thomas M. Kent, CPA
		FOR	AGAINST	ABSTAIN
2.	The ratification or rejection of the selection of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2022.
3.	Shareholder proposal requesting that the Fund take the steps necessary to reorganize the Board of Trustees into one class with each Trustee subject to election each year, if properly presented at the meeting.

Please note that your clients may receive a telephone solicitation in connection with this Annual Meeting from Okapi Partners, the Fund’s proxy solicitor. However, we are committed to helping you maintain your client relationships while we carry out our solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.

•	Please ask your clients to vote as soon as possible. Instructions on how they can vote, over the phone, by internet or by mail will be detailed on the proxy card they receive.

•	If you have discretion to vote on behalf of your clients, we can take direction via email from you and get your client’s shares voted quickly and easily, provided they are listed in Okapi’s database. All we would need is an email sent to HQL@okapipartners.com stating “I am authorized to vote on the listed accounts”, and how you would like those shares voted. For example, “Vote with the Board’s Recommendation for all proposals”. We would just need a spreadsheet with clients’ names and addresses.

•	If you do not have discretion to vote on behalf of your clients, we can also take the same voting directions via email directly from your client (also provided they are listed in Okapi’s database). Please have them e-mail HQL@okapipartners.com, confirming their name, address and the direction of their vote.

•	If your clients are not in the Okapi database, they can vote via phone, internet, or mail if they have their proxy card. If they do not have their proxy card, Okapi will work with the shareholder to ensure they can vote their shares

•	If you or your clients have any questions, please provide this toll-free number for more information: 1-877-279-2311. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time. The voting process is quick and easy and will require only a couple minutes of their time.

Telephonic Message 1

This is Dan Omstead, President and Portfolio Manager of Tekla Life Sciences Investors. We recently sent you proxy materials for this year’s Annual Meeting of Shareholders on June 9th, but have not yet received your vote. I am asking you to please vote your shares as soon as possible. There is a detailed explanation of the Board’s views in the materials that were sent but, in summary, the Board recommends you vote AGAINST Proposal 3, a shareholder proposal that in their opinion is not in the best interests of long-term Fund shareholders, and FOR Proposals 1 and 2. To quickly vote your shares or if you have any questions, please call our proxy firm, Okapi Partners, toll-free at 877-279-2311. Again, that is 877-279-2311. Thank you in advance for your assistance with this matter and for your continued support of the Fund.

Telephonic Message 2

This is Dan Omstead, President and Portfolio Manager of Tekla Life Sciences Investors. I am reaching out about this year’s Annual Meeting of shareholders which is scheduled for June 9th. You should soon be receiving materials regarding the meeting and I am asking you to please vote your shares as soon as you receive them. The Fund needs your support. In addition to manangement proposals, there is a shareholder proposal that, in the Board’s opinion, is not in the best interests of long-term Fund shareholders. To quickly vote your shares or if you have any questions, please call our proxy firm, Okapi Partners, toll-free at 877-279-2311. Again, that is 877-279-2311. Thank you in advance for your assistance with this matter and for your continued support of the Fund.